EXHIBIT 99.1

APTIMUS THIRD QUARTER 2004 REVENUES TRIPLE, PROFITABILITY INCREASES

SAN FRANCISCO, October 21, 2004 — Aptimus, Inc. (OTCBB: APTM):

•	Reports Q3 2004 Revenues of $4.4 Million

•	Reports Q3 2004 GAAP profit of $901,000

•	Achieves GAAP fully diluted EPS of $0.13 for the quarter

Aptimus, Inc., the performance-based advertising network, today announced that its third quarter 2004 revenues tripled from the same period last year to $4.4 million. This represents a 216% increase over revenues of $1.4 million for the third quarter of 2003, and a 49% sequential increase over revenues of $3.0 million for the second quarter of 2004.

The company also reported a GAAP profit of $901,000 for the quarter, or $0.13 per share calculated on a fully diluted weighted average of 7.2 million shares. This represents a $1,174,000 improvement in bottom line performance from the net loss of $273,000 for the same period in 2003, or $0.06 loss per share, calculated on a then weighted average of 4.3 million basic shares outstanding. The company’s GAAP profit for the quarter was a 200% sequential increase from the $300,000 of GAAP profit for the second quarter of 2004. The reported profit and per share amounts are determined without consideration of income tax expense. The tax benefit of the company’s Net Operating Loss Carry Forward has been fully reserved.

“Our third quarter results reflect the execution efforts of our team, and the benefits of a model that is delivering results for publishers and advertisers alike,” said Tim Choate, President and CEO of Aptimus. “The quarter benefited from both our continuing focus on expanding our publisher base and the operating leverage inherent in our model,” added Choate.

For the quarter, over 90% of revenues came from what the company designates as its “continuity” type clients. Continuity clients are advertisers seeking new leads and customers year round. The company also grew its “campaign” client business during the quarter. Campaign clients are those advertisers who seek new leads through Aptimus as part of limited term, product-specific marketing campaigns.

Cost of revenue, or the fees earned by the company’s network publishers, during the quarter were $2,064,000, or 47% of revenues, compared to $552,000, or 39% of revenues, in the comparable period of 2003, and compared to $1,313,000, or 44% of revenues in the second quarter of 2004. The percentage of revenue paid to publishers was in line with what the company projected in its Q2 2004 earnings release.

Aptimus ended the quarter with $2.2 million in cash, a 25% increase from the $1.76 million in cash at the end of the second quarter of 2004. This positive cash flow was achieved even while the company sequentially increased its Accounts Receivables balance by $600,000.

Business Outlook

Commenting on Aptimus’ business outlook, the company’s CFO, John Wade, said, “We are pleased with our performance over the last year and our continued momentum. In the coming quarters, we plan to further expand our business development and sales teams, as well as increase our marketing efforts in ROI-positive ways based on our growth potential. While we don’t expect to achieve the same percentages of sequential growth each quarter as our revenue base scales,” continued Wade, “we do believe we have a proven business approach that will help us drive growth well into the future.”

Other Activities

The company’s principal focus for 2004 and the upcoming 2005 year is to extend the reach of its network by adding new web site publishers and expanding existing relationships. With this in mind, the company plans to further expand its business development team on an ongoing basis as well as grow its new EasyJoinTM Program.

Aptimus launched its EasyJoin Program during the third quarter of 2004 and is just beginning to market the program. Despite limited industry visibility to date, dozens of publishers have signed up to participate, and the company anticipates that number to steadily increase as further marketing efforts get under way. Through the Aptimus Network EasyJoin Program, publishers of all sizes are able to sign-up, build, and launch their own placements in the Aptimus Network within twenty-four hours without even talking to an Aptimus representative. While this program was designed to speed and simplify the process of participation for small and mid-sized web publishers, the rich features and simple process may also be attractive to larger publishers. Aptimus intends to expand marketing of the EasyJoin program in the coming quarters to include print advertising, direct mail and email marketing campaigns to reach the large market of small and medium size US-based websites that Aptimus believes will be interested i n the company’s self-service transaction-driven advertising solution.

“Our new EasyJoin program has received a positive reception from publishers,” said Tim Choate. “We are also pleased that we have already seen the revenue per impression benefits of our Dynamic Revenue Optimization(tm) platform at work, even for low volume sites,” continued Choate. “As we look toward the future, we see our EasyJoin self-service solution complementing the efforts of our business development team. Our business development staff will focus their energies on larger publishers, while small and medium size publishers will be encouraged to build their own placements through the EasyJoin interface.”

In addition to its business development focus, the company hired additional sales staff this quarter that will work with the company’s senior sales staff in teams to leverage the experience of the senior team members and expand the company’s base of offers. “As we grow our publisher network and increase our diversity of web site publishers, we want to expand our diversity of offers to meet the needs of broader consumer audiences,” said Choate.

Conference Call

Tim Choate will host a conference call today to review the company’s third quarter results beginning at 5:00 p.m. Eastern Time. The conference call in number is (866) 851-7100 and the participant code is # 762812. In addition to the call, a webcast will be available live on the Internet, and a replay will also be accessible from the Investor section of the company’s website at www.aptimus.com until November 30, 2004.

About Aptimus, Inc.

Aptimus (www.aptimus.com) is a performance-based advertising network, generating new revenues for participating web site publishers while generating new sales leads for advertiser clients. For advertisers, the Aptimus Network offers a platform to present their offers across an audience of web site and email distribution channels. Marketers pay only for the results they achieve on a cost per click, cost per lead, cost per acquisition, or cost per impression basis, as well as combinations of those models. As a result, marketers can refine their offers and payment models to achieve their objectives. For web site publishers, the Aptimus Network generates new revenues while promoting offers from known brands in graphical formats that complement the publishers’ sites and adds value for their customers. At the core of the Aptimus Network platform is a database configuration and software platform supporting a direct marketing approach called Dynamic Revenue Optimization(tm), which automatically determines on a real- time basis specific advertiser offers for promotion on each publisher’s web site and in each email sent. The company’s primary offer presentation formats include cross-marketing promotions at the point of registration or other transactional activity on web sites, online advertising programs, and email marketing campaigns. Aptimus’ current clients include many of the top 500 direct marketers. Aptimus web site publishers include a diverse cross-section of the Internet. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the OTCBB under the symbol APTM. More information on Aptimus is available at the company’s website at http://www.aptimus.com

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, comments regarding the company’s future success, the continuing nature of the company’s revenue growth, the company’s revenue and profit forecasts, the sufficiency of the company’s capital base, the ability of the company to keep its current clients and distribution publishers and add new ones, the ability of the company to maintain profitability, the viability of its network approach to direct marketing, the market acceptance of the company’s products and services, the company’s future capital strategy and the company’s improving prospects, in general. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual result s may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company’s operating results, the ability to compete successfully, the ability of the company to maintain current client and distribution publisher relationships and attract new ones, market acceptance of the company’s co-registration advertising solution, the sufficiency of the company’s capital base to fund operations, and the sufficiency of the company’s computer hardware and human resource infrastructure to support expanding operations. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the “Risk Factors” described in the company’s Annual Report on Form 10-K, dated March 30, 2004, and in other periodic reports and filings on file with the SEC, all of which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Investor Relations:

Genesis Select
Budd Zuckerman at 303-415-0200

Or

John Wade, Chief Financial Officer of Aptimus, Inc., 415-896-2123, ext. 245, or john.wade@aptimus.com.

Press Inquiries:

Holly Nuss, Public Relations, Aptimus, Inc., 415-845-1095 or Hollyn@aptimus.com

APTIMUS, INC.
Statement of Operation
(in thousands, except per share data)
(unaudited)

	Three Months ended September 30		Nine Months ended September 30

	2004	2003	2004	2003

Net Revenues	$ 4,441	$ 1,405	$ 9,223	$ 3,254
Operating expenses
Cost of revenues	2,064	552	4,056	961
Sales and marketing	664	310	1,623	981
Connectivity and network costs	214	278	603	905
Research and development	158	132	461	401
General and administrative	399	335	1,128	1,014
Depreciation and amortization	49	68	198	257
Loss (gain) on disposal of long-term assets	--	(4)	1	40
Lease renegotiation costs and
impairment of leasehold improvements	--	--	--	--
Restructuring costs	--	--	--	--

Total operating expenses	3,548	1,671	8,070	4,559

Operating income (loss)	893	(266)	1,153	(1,305)
Interest expense	--	12	34	16
Interest income	8	5	17	7

Net income (loss)	$ 901	$ (273)	$1,136	$(1,314)

Basic net income (loss) per share	$ 0.16	$ (0.06)	$ 0.20	$ (0.31)

Weighted average shares used in computing basic net loss
per share	5,748	4,270	5,547	4,237

Diluted net income (loss) per share	$ 0.13	$ (0.06)	$ 0.16	$ (0.31)

Weighted average shares used in computing diluted net
loss per share	7,167	4,270	7,080	4,237

APTIMUS, INC.
Balance Sheet
(in thousands)
(unaudited)

	September 30,	December 31,

	2004	2003

ASSETS
Cash and cash equivalents	$ 2,214	$ 2,368
Accounts receivable, net	2,698	919
Prepaid expenses and other assets	111	166

Total current assets	5,023	3,453
Fixed assets, net of accumulated depreciation	438	408
Intangible assets, net	21	30
Long-term investments	40	40
Deposits	44	44

	$ 5,566	$ 3,975

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 869	$ 636
Accrued and other liabilities	560	259
Current portion of capital lease obligations	--	101

Total current liabilities	1,429	996
Notes payable, net of unamortized discount	--	267

Total liabilities	1,429	1,263

Shareholders' equity
Common stock, no par value	63,422	63,098
Additional paid-in capital	2,644	2,679
Deferred stock compensation	--	--
Accumulated deficit	(61,929)	(63,065)

Total shareholders' equity	4,137	2,712

	$ 5,566	$ 3,975